PROMISSORY NOTE

Borrower:	Reed's, Inc. 13000 South Spring Street Los Angeles, CA 90061	Lender:	Lehman Brothers Bank, FSB 25510 Commercentre Drive, Suite 100 Lake Forest, CA 92630

Principal Amount: $1,770,000.00 **Interest Rate: 8.410%** **Date of Note: February 22, 2008**

PROMISE TO PAY. Reed's, Inc. ("Borrower") promises to pay to Lehman Brothers Bank, FSB ("Lender"), or order, in lawful money of the United States of America, the principal amount of One Million Seven Hundred Seventy Thousand & 00/100 Dollars ($1,770,000.00), together with interest at the rate of 8.410% on the unpaid principal balance from February 22, 2008, until paid in full. The interest rate may change under the terms and conditions of the "INTEREST AFTER DEFAULT" section.

PAYMENT. Borrower will pay this loan in 360 payments of $13,650.74 each payment. Borrower's first payment is due May 1, 2008, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on April 1, 2038, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to any late charges; then to any unpaid collection costs; and then to principal. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

PREPAYMENT FEE. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Upon prepayment of this Note, Lender is entitled to the following prepayment fee: Borrower may pay all or a portion of the principal balance of the Note prior to the date such payment is due. For the first five (5) years of the term of the Note, such prepayment shall be subject to a Prepayment Fee equal to three percent (3%) of the principal balance which is prepaid as set forth below:

A. In the event that the Borrower is in default under the terms of the Loan Documents, whether or not the Lender has declared a default, a Prepayment Fee will be assessed for all prepayment, regardless of amount.

B. During any rolling twelve (12) month period ("Rolling Period") ending on or prior to the expiration of the first five (5) years of the term, Borrower may make Permitted Prepayment, without incurring a Prepayment Fee, in a total amount not exceeding twenty percent (20%) of the outstanding principal balance of the Note as of the first day of such Rolling Period.

C. In the event that within any Rolling Period, Borrower prepays a total amount which exceeds twenty percent (20%), but is less than fifty percent (50%) of the principal balance of the Note as of the first day of such Rolling Period, Borrower shall pay to Lender a Prepayment Fee in the amount of three percent (3%) of the amount by which the prepayment during such Rolling Period exceeds twenty percent (20%) of the principal balance as of the first day of such Rolling Period.

D. In the event that within any Rolling Period, Borrower prepays a total amount exceeding fifty percent (50%) of the principal balance of the Note as of the first day of the Rolling Period, Borrower shall pay to Lender a Prepayment Fee in the amount of three percent (3%) of the total prepayment, less the amount of any Prepayment Fee previously paid during such Rolling Period.

E. Any prepayment will be applied first to accrued interest, second to payment of the Prepayment Fee, and third to the principal balance of the Loan.

F. Unless agreed to by the Lender in writing, prepayment will not relieve Borrower of Borrower's obligation to make monthly payments when due under the terms of the Note. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Lehman Brothers Bank, FSB; 25510 Commercentre Drive, Suite 100; Lake Forest, CA 92630.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by 5.000 percentage points.

DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. To the extent permitted by applicable law, Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other. (Initial Here ____________)

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Orange County, State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: a Deed of Trust dated February 22, 2008, to a trustee in favor of Lender on real property located in Los Angeles County, State of California. That agreement contains the following due on sale provision: Lender may, at Lender's option, declare immediately due and payable all sums secured by the Deed of Trust upon the sale or transfer, without Lender's prior written consent, of all or any part of the Real Property, or any interest in the Real Property. A "sale or transfer" means the conveyance of Real Property or any right, title or interest in the Real Property; whether legal, beneficial or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Real Property, or by any other method of conveyance of an interest in the Real Property. If any Borrower is a corporation, partnership or limited liability company, transfer also includes any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests or limited liability company interests, as the case may be, of such Borrower. However, this option shall not be exercised by Lender if such exercise is prohibited by applicable law.

UNPAID INTEREST AND ENFORCEMENT COSTS. Interest and Lender collection expenses (including attorneys' fees) not paid when due shall be added to principal and thereafter bear like interest.

FUNDING DATE INTEREST RATE ADJUSTMENT. In the event that Lender has, through no fault of its own, not funded the loan evidenced by this Note on or before the date which is ten (10) calendar days after the date of this Note as set forth on the first page hereof, Borrower acknowledges and agrees that Lender may elect (in its sole and absolute discretion) to either (a) cancel and redraw the Note to increase the interest rate accruing under the Note in accordance with the increase(s), if any, in interest rate(s) then being offered by Lender on loans similar to the loan evidenced by this Note, and to pay any additional costs incurred by Lender as a result of such redraw; or (b) cancel the loan. In the event that Lender elects to cancel the loan, Lender shall not be required to refund to Borrower any fees or amounts that Borrower has theretofore paid to Lender in connection with the loan application.

COUNTERPART SIGNATURES. This document may be executed in one or more identical counterparts each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same document.

Successor Interests. The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

General Provisions. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

REED'S, INC.

By: ______________________________
Christopher J. Reed, President of Reed's, Inc.